EXHIBIT 6.10

                              INVESTMENT AGREEMENT
                              --------------------

         THIS INVESTMENT AGREEMENT (this "Agreement") is made and entered into as of the 1st day of August, 2000 by and between EASY MONEY HOLDING corporation ("Easy Money"), and DEVILLE INVESTMENT CORPORATION ("DeVille"), or its assignees or designees ("Investor").

                                    RECITALS:
                                    ---------

         WHEREAS, the Investor desires to make or extend financial investments in Easy Money in exchange for ownership of a membership interest in Easy Money and other consideration more fully described in this Agreement and Easy Money desires to accept the investment and provide the consideration;

         WHEREAS, Easy Money and the Investor desire to enter into this Agreement to more completely set forth their agreements, rights and obligations with respect to the Investor's investment in Easy Money;

         NOW, THEREFORE, in consideration of Ten and 00/100 Dollars in hand paid, the foregoing recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged. Easy Money and the Investor agree as follows:

1. Incorporation of Recitals. The foregoing recitals are incorporated into this Agreement by this reference as fully and with the same force and effect as if repeated herein at length.

2. Investment. The Investor agrees to pay to Easy Money up to the aggregate amount of $50,000 in cash (the "Investment"), which Investment shall be made contemporaneously with or following the full execution and delivery of this Agreement. The Investment shall be used as follows: $50,000 to fund Easy Money's expenses associated with the registration of Easy Money's securities for a public offering under the Securities Act of 1933 (a "Registration"). Easy Money shall not use the Investment for any other purpose.

4. Notes and Equity. In exchange for the Investment, (a) Easy Money shall execute and deliver to the Investor a promissory note ("Note") in the principal amount of the Investment and (b) Easy Money shall execute and deliver to the Investor or the designees of the Investor, as designated by the Investor, a membership interest in Easy Money in the issuance of an equal amount ($50,000) of registered tradable stock, calculated at the opening market price, pro rated for the actual amount of the Investment (the "Interest"). The Note shall bear interest at the rate of seven percent per annum. and Easy Money shall make periodic payments of interest only on the outstanding principal balance of the Note semiannually as provided in the Note. All outstanding principal and accrued and unpaid interest under the note shall be due and payable on the earlier of the date on which Easy Money consummates a transaction pursuant to which easy money receives not less than $1,000,000 in investment debt or equity capital from independent parties or April 30, 2001. Easy Money shall issue certificates for the Interest within seven days of the execution and delivery of this Agreement. The Interest shall be issued at par with the other membership interests of Easy Money and Easy Money shall register the Interest with the next Registration for Easy Money.

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5.       Security. As additional security for Easy Money's obligations hereunder, Easy Money shall execute and deliver a Security Agreement (the "Security Agreement") and Uniform Commercial Code Financing Statement (the "UCC") granting the Investor or a nominee thereof, a junior security interest in the assets, accounts receivable, contract rights, general intangibles and other property of Easy Money. The Investor acknowledges that Easy Money may grant a prior security interest in and to Easy Money's property to Easy Money's primary lending institution. The Investor agrees that if Easy Money elects to refinance its existing bank debt, the Investor or its nominee shall execute such documents as are reasonably required by a new primary lending institution to subordinate the security interest held by the Investor pursuant to the Security Agreement and the UCC to the interests of the new primary lending institution.

6. Representations. Easy Money hereby represents to the Investor the following:

          a. The execution and delivery of this Agreement, the Note and the other documents related to the transaction described herein have been duly and properly authorized by the Board of Directors of Easy Money (the "Board") in accordance with its By-Laws. The issuance of the Interest in accordance with the terms of this Agreement also has been duly and properly authorized by Easy Money's Board.

          b. Easy Money will use the Investment as set forth in Section 3 hereof.

          c. Easy Money is duly and validly organized as a Delaware S-corporation, is in good standing under the laws of the State of Delaware and has paid all current franchise fees and taxes in Delaware and any other state where Easy Money or any of its subsidiaries may need to make such payments in order to effectively operate the businesses of Easy Money and its subsidiaries.

7. Default. If Easy Money shall default on its obligations or materially breach any of its representations contained herein or in the Note, the Investor shall have the right to accelerate the repayment obligations in the Note and shall have any other rights or remedies available to them as creditors and/or shareholders, as the case may be, of Easy Money as may be available under applicable laws, statutes, ordinances, rules and regulations in a court of competent jurisdiction.

8.       Miscellaneous.
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         a.       Entire Agreement; Amendments. This Agreement embodies the
                  entire understanding among the Investor, Easy Money concerning the Investment and supersedes any and all prior negotiations, understandings or agreements. This Agreement may be amended or modified from time to time only by a written instrument adopted, executed and agreed to by all of the Investor and Easy Money.

         b. Notices. All notices and demands required or permitted under this Agreement shall be in writing and may be delivered to the Investor to whom it is to be given, either in person or by guaranteed overnight courier, or sent by certified mail, postage prepaid, to the address as shown from time to time on the records of Easy Money. Any notice or demand mailed as aforesaid shall be deemed to have been given on the date that such, notice or demand is deposited in the mails. Any party hereto may specify a different address, which change shall become effective upon receipt of such notice by the other parties hereto.

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         c.       Severability. If any provision of this Agreement or the
                  application of such provision to any party or circumstance shall be held invalid, the remainder of this Agreement, or the application of such provision to parties or circumstances other than those as to which it is held invalid, shall not be affected.

         d. Parties Bound. This Agreement shall be binding upon the parties and their respective successors, assigns, heirs, devisees, legal representatives, executors and administrators.

         e. Applicable Law. The laws of the State of Illinois shall govern this Agreement, excluding any conflict of laws rules. The parties hereto irrevocably agree that all actions or proceedings in any way, manner or respect, arising out of or from or related to this Agreement shall be litigated only in courts having situs within Cook County, Illinois. Each party hereto hereby consents and submits to the jurisdiction of any local, state or federal court located within said county and state and hereby waives any rights it may have to transfer or change the venue of any such litigation. The prevailing party in any litigation in connection with this Agreement shall be entitled to recover from the other party all costs and expenses, including without limitation fees of attorneys and paralegals, incurred by such party in connection with any such litigation.

         f. Headings. The headings in this Agreement are inserted for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

         g. Counterparts. This Agreement may be executed in multiple counterparts with separate pages, and each such counterpart shall be considered an original, but all of which together shall constitute one and the same instrument.

         h. Pronouns. All pronouns shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

         i. Effect of Waiver or Consent. A waiver or consent, express or implied, to or of any breach or default by any party in the performance by that party of its obligations hereunder or with respect to Easy Money is not a consent or waiver to or of any other breach or default in the performance by that party of the same or any other obligations of that party. Failure on the part of a party to complain of any act or to declare any party in default hereunder, irrespective of how long that failure continues does not constitute a waiver by that party of its rights with respect to that default.

         j. Further Assurances. Each party hereto shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and the transactions contemplated herein.

         k. Indemnification for Breach. To the fullest extent permitted by law, each party hereto shall indemnity each other party and hold all of them harmless from and against all losses, costs, liabilities, damages and expenses (including, without limitation costs of suit and attorneys' fees) they may incur on account of any material breach by that party of this Agreement.

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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and sealed as of the date first set forth above.

                                  EASY MONEY HOLDING corporation,
                                  5295 Greenwich Road, Suite 8, Virginia Beach
                                  Virginia 23462
                                  By: /s/ David Greenberg
                                  Printed Name: David Greenberg
                                  Title: President


                                  DEVILLE INVESTMENT CORPORATION,
                                  P.O. Box N-768, Nassau, Bahamas


                                  By: _______________________________
                                  Printed Name: Bradley Cunningham
                                  Title:


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